Exhibit 99.1

Release:  Immediate

Contact: Steve Taylor	Betty Newboe	Paul Bowman
(business media)	(technical media)	(financial community)
(512) 272-2120	(408) 563-0647	(408) 563-1698

Applied Materials and Novellus Dismiss Patent Lawsuits

SANTA CLARA, Calif., September 24, 2004 — Applied Materials, Inc. today announced that it has entered into an agreement with Novellus Systems, Inc. to dismiss all pending lawsuits between the companies involving allegations of patent infringement and to establish a structure that is expected to help avoid patent infringement lawsuits in the future.

“This agreement produces a positive result for both companies and demonstrates strong motivation not to infringe each other’s patents,” said Joseph J. Sweeney, Group Vice President, Legal Affairs and Intellectual Property, and Corporate Secretary. “By putting these legal matters behind us, Applied Materials is able to better focus on customer requirements and to compete in the market based on the merits of our products and technology.”

The agreement provides for a payment to Novellus of $8 million and waives a claim for unpaid royalties of approximately $3.5 million. The agreement also contains provisions limiting for specified time periods each party’s ability to sue each other (and each other’s customers and, in certain circumstances, suppliers and distributors) for infringement of their respective patents covering products in certain technology areas. For existing products, the specified time period is five years, and for new products, it is two years. There is no new license of technology in the agreement. The agreement ends all pending lawsuits between the companies without either party admitting any liability. Additional details of the agreement are disclosed in Applied Materials’ Form 8-K filed today.

This press release contains certain forward-looking statements, including statements relating to the avoidance of future patent infringement lawsuits and other effects of the agreement. These forward-looking statements can be identified by use of such words as “expect,” are based on management’s assessments as of the date hereof, and include the assumptions that underlie such assessments. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks include changes in each party’s competitive position, changes in the semiconductor equipment industry, as well as other risks described in the “Trends, Risks and Uncertainties” section of Applied’s SEC reports. Applied undertakes no obligation to update any forward-looking statements in this press release.

Applied Materials, Inc. (Nasdaq: AMAT) is the largest supplier of equipment and services to the global semiconductor industry. Applied Materials’ web site is www.appliedmaterials.com.

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